NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #: 540-886-0796
DATE: July 30, 2003

FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL REPORTS RECORD FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

         Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported record earnings for the first quarter of its fiscal year ending March 31, 2004. For the quarter ended June 30, 2003, Community Financial reported earnings of $997,000 or $0.47 per diluted share, compared to $744,000 or $0.33 per diluted share for the same period last year, a 42% increase in diluted earnings per share. The increase in net income for the current quarter compared to the June 30, 2002 quarter can be attributed to both an increase in net interest income of approximately $342,000 and the gain on the sale of Community First Mortgage Company, the mortgage-banking subsidiary. Net income for the June 30, 2003 quarter, excluding the gain on the sale of the mortgage-banking subsidiary, was approximately $849,000 or $0.40 per diluted share.

         The increase in net interest income is attributed primarily to increases in both loans receivable and securities for the quarter ended June 30, 2003 compared to June 30, 2002. Loans receivable increased $28.4 million or a 12.6% increase and securities increased $5.6 million or a 17.3% increase compared to the June 30, 2002 quarter. Deposits increased to $248.9 million at June 30, 2003 from $217.8 million at June 30, 2002, a 14% increase. Total interest income remained relatively flat during the respective periods as a result of the increase in the volume of interest earning assets substantially offsetting the decrease in rate earned on these assets. Total interest expense decreased by $352,000 for the 2003 period compared to the same period in 2002 as a result of the decrease in the interest rates paid on interest-bearing liabilities substantially exceeding the increase in volume of interest-bearing liabilities. Our interest spread increased by seven basis points to 3.90% for the first quarter ended June 30, 2003 compared to 3.83% for the same period in 2002.

         Non-interest income increased $647,000 to $1,407,000 for the quarter ended June 30, 2003 from $760,000 for the June 30, 2002 quarter. The increase in non-interest income for the current quarter compared to the June 30, 2002 period was due primarily to the gain on the sale of the Company's mortgage-banking subsidiary and increased fees in the former mortgage-banking subsidiary related to increased loan volume. Non-interest expenses increased $600,000 to $2.8 million for the June 30, 2003 quarter from $2.2 million for the June 30, 2002 quarter. The increase in non-interest expenses was due primarily to an additional branch location, the purchase and renovation of an operations building and implementation of internet services.

         After reviewing the Company's financial position and operating results the Board of Directors approved and declared a $0.10 per share dividend payable August 27, 2003, to stockholders of record as of August 13, 2003, an 11% increase. Stockholder's equity totaled $27.3 million at June 30, 2003, which represents a book value of $13.18 per share. The Board of Directors of Community Financial also previously authorized a repurchase of up to 10% of our outstanding shares or approximately 225,000 shares. As of June 30, 2003 Community Financial had repurchased 194,000 of these shares at a weighted average price of $12.15 per share.

         At June 30, 2003, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution. Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona and Virginia Beach. Community Financial Corporation is traded on the Nasdaq National Market, under the symbol CFFC.

         Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in the financial condition or business prospects of the Company's borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.